Exhibit 5.1

September 26, 2025

Odysight.ai Inc.

Suite 7A, Industrial Park

P.O. Box 3030

Omer, Israel 8496500

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (File No. 333-273285) (as amended to date, the “Registration Statement”) filed by Odysight.ai Inc., a Nevada corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale from time to time by the selling stockholders listed in the Registration Statement of up to an aggregate of 11,046,927 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) consisting of (i) 43,941 shares of Common Stock issued in a private placement in September 2019 (the “September 2019 Private Placement Shares”), (ii) 688,705 shares of Common Stock issued in a private placement in May 2020 (the “May 2020 Private Placement Shares”), (iii) 901,236 shares of Common Stock issued in a private placement in March 2021 (the “March 2021 Private Placement Shares”), (iv) 3,294,117 shares of Common Stock issued in a private placement in March 2023 (the “March 2023 Private Placement Shares”), (v) 1,923,575 shares of Common Stock acquired by certain of the selling stockholders pursuant to a stock transfer transaction in June 2023 (the “June 2023 Transfer Shares” ), (vi) up to 901,236 shares of Common Stock (the “March 2021 Warrant Shares” issuable upon the exercise of outstanding warrants to purchase shares of Common Stock issued in a private placement in March 2021 (the “March 2021 Warrants”) and (vii) up to 3,294,117 shares of Common Stock (the “March 2023 Warrant Shares” and together with the March 2021 Warrant Shares, the “Warrant Shares” and the Warrant Shares together with the September 2019 Private Placement Shares, May 2020 Private Placement Shares, March 2021 Private Placement Shares, March 2023 Private Placement Shares and the June 2023 Transfer Shares, the “Shares”) issuable upon the exercise of outstanding warrants to purchase shares of Common Stock issued in a private placement in March 2023 (the “March 2023 Warrants” and together with the March 2021 Warrants, the “Warrants”)

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Registration Statement and all exhibits thereto; (ii) the Company’s Amended and Restated Articles of Incorporation, as amended to date (the “Articles”); (iii) the Company’s Amended and Restated Bylaws, as amended to date (the “Bylaws”); (iv) certain resolutions of the Board of Directors of the Company and committees of the Board of Directors of the Company relating to the authorization and issuance of the Shares and the Warrants and related matters; (v) the Warrants, and (vi) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials. For purposes of our opinion herein with respect to the Warrant Shares, we have assumed that at the time of exercise of such shares following the date hereof, a sufficient number of shares of authorized Common Stock of the Company will be authorized and available for issuance under the Articles as then in effect. In addition, we have also assumed that, at the time of the issuance of the Shares that all requirements of the substantive laws of the state of Nevada, including judicial interpretations of such laws, the Articles, and the Bylaws will be complied with when the Shares are issued.

Greenberg Traurig, P.A. | Attorneys at Law
Azrieli Center, Round Tower | 132 Menachem Begin Road, 30th Floor | Tel Aviv, Israel 6701101 | T +1 +972 (0) 3 636 6000 | F +1 +972 (0) 3 636 6010
www.gtlaw.com

We do not express any opinion herein concerning any law other than the corporation laws of the State of Nevada and the federal law of the United States. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain available for issuance. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that the September 2019 Private Placement Shares, May 2020 Private Placement Shares, March 2021 Private Placement Shares, March 2023 Private Placement Shares and the June 2023 Transfer Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable, and the Warrant Shares have been duly authorized and when issued against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.

Greenberg Traurig, P.A. | Attorneys at Law
www.gtlaw.com